Exhibit 5.1

50 Kennedy Plaza Suite 1500 Providence, RI 02903-2319 TEL: 401.274.2000 FAX: 401.277.9600 www.haslaw.com

August 31, 2009

Tutor Perini Corporation

15901 Olden Street

Sylmar, California 91342

RE:	Registration Statement on Form S-3 for Tutor Perini Corporation

Ladies and Gentlemen:

In our capacity as special counsel to Tutor Perini Corporation, a Massachusetts corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”) with respect to the registration and potential offer and resale from time to time by the holders thereof of up to 8,586,257 shares of the Company’s common stock, par value $1.00 per share (the “Common Shares”). All of the Common Shares are being registered on behalf of certain security holders of the Company (the “Selling Shareholders”).

Reference is hereby made to the merger of Tutor-Saliba Corporation (“Tutor-Saliba”) with and into a subsidiary of the Company, with the subsidiary continuing as the surviving corporation in the merger (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of April 2, 2008, by and among the Company, Trifecta Acquisition LLC, Tutor-Saliba, Ronald N. Tutor and the shareholders of Tutor-Saliba, as amended by amendment No. 1 thereto, dated as of May 28, 2008 (the “Merger Agreement”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of the following:

(a)	the Registration Statement;

(b)	the Merger Agreement;

(c)	the Certificate of Merger to effect the Merger filed with the Secretary of State of the State of California on September 8, 2008;

(d)	the Restated Articles of Organization and the Amended and Restated By-Laws of the Company, each as amended through the date hereof; and

(e)	such other instruments, documents and records as we have deemed necessary and relevant for the purposes hereof.

We have also relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

28 State Street, Boston, MA 02109-1775   TEL: 617.345.9000   FAX: 617.345.9020

185 Asylum Street, CityPlace I, 35th Floor, Hartford, CT 06103-3488   TEL: 860.725.6200   FAX: 860.278.3802

11 South Main Street, Suite 400, Concord, NH 03301-4846   TEL: 603.225.4334   FAX: 603.224.8350

Tutor Perini Corporation

August 31, 2009

In addition, we have assumed for purposes of this letter (i) that each document we have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (ii) that the parties to each such document had the power, corporate or other, to enter into and perform all obligations thereunder (except that we make no assumption with respect to the Company); and (iii) that each such document was duly authorized by all requisite action, corporate or other, such documents were duly executed and delivered by each party thereto (except that we make no assumption with respect to the Company); and the Merger Agreement and every other agreement we have examined for purposes of this letter constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement (except that we make no such assumption with respect to the Company).

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that the Common Shares to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of The Commonwealth of Massachusetts and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement. This opinion is rendered to you in connection with the offering of the Common Shares for resale as contemplated in the Registration Statement and, except as consented to in the preceding sentence, may not be relied upon or furnished to any other person in any context. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,